                                                                   EXHIBIT 4-A-1
                                                                   -------------


                               FIRST AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

              AMENDMENT, dated as of December 6, 2001, to the Amended and Restated Rights Agreement dated as of April 13, 2000 (the "Rights Agreement"), among Hartmarx Corporation, a Delaware corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent").

              WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement; and

              WHEREAS, the Company wishes to amend the Rights Agreement; and

              WHEREAS, the Company desires to appoint a EquiServe Trust Company, N.A. as successor Rights Agent; and

              WHEREAS, the Section 26 of the Rights Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Rights Agreement) the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provisions of the Rights Agreement without the approval of any holders of certificates representing shares of the Company common stock.

              NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

              1. Section 21 of the Rights Agreement is deleted and restated to read in its entirety as follows:


                      Section 21. Change of Rights Agent. The Rights Agent or
                                  ----------------------
              any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated

              Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

              2. The Company hereby appoints EquiServe Trust Company, N.A., as Rights Agent, and EquiServe Trust Company, N.A. hereby accepts said appointment as Rights Agent.

              3. Section 25 of the Rights Agreement is hereby amended by deleting the notice address for the Rights Agent and substituting the following therefor:

                         EquiServe Trust Company, N.A.
                         One North State Street - 11th Floor
                         Chicago, Illinois 60670
                         Attn: Mr. John H. Ruocco

              4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

              5. The foregoing amendments shall be effective as of the date hereof, and except as et forth herein, the Rights Agreement shall remain in full force and effect and in accordance with its terms.

              6. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first above written.

                                           HARTMARX CORPORATION
Attest:


By: /s/ Taras R. Proczko                   By: /s/ Taras R. Proczko
    -----------------------------              ---------------------------------
     Name: Taras R. Proczko                Name: Glenn R. Morgan
     Title: Secretary                      Title: Executive Vice President
                                                  and Chief Financial Officer

                                           FIRST CHICAGO TRUST
Attest:                                    COMPANY OF NEW YORK


By: /s/ Sophia Busco                       By: /s/ John H. Ruocco
    -----------------------------              ---------------------------------
     Name: Sophia Busco                    Name: John H. Ruocco
     Title: Account Manager                Title: Senior Acct. Manager


                                           EQUISERVE TRUST
Attest:                                    COMPANY, N.A.


By: /s/ Sophia Busco                       By: /s/ John H. Ruocco
    -----------------------------              ---------------------------------
     Name: Sophia Busco                    Name: John H. Ruocco
     Title: Account Manager                Title: Senior Acct. Manager